Exhibit 10.1

Stock Purchase Agreement

BY AND AMONG

Tradition Reserve I LLC,

MDwerks, Inc.

And

Ronin Equity Partners, Inc.

i

ii

Exhibit A	Stock Power
Exhibit B	Form of Debt Forgiveness and Release Agreement
Exhibit C	Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

Dated as of July 21, 2022

This Stock Purchase Agreement, (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”), by and among (i) Tradition Reserve I LLC, a New York limited liability company (“Buyer”); (ii) MDwerks, Inc., a Delaware corporation (the “Company”), and (iii) Ronin Equity Partners, Inc., a Texas corporation (“Seller”). Each of Buyer, the Company and Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Seller owns certain shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Stock”);

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the shares of Series A Stock held by Seller, in exchange for the payment of certain cash consideration and other consideration on the terms and subject to the conditions set forth herein (together with the other transactions contemplated herein, the “Transactions”);

WHEREAS, the Board of Directors of the Seller (the “Seller Board”) has determined that the Transactions are desirable and in the best interests of Seller and its shareholders and the Board of Directors of the Company (“Company Board”) has determined that the Transactions are desirable and in the best interests of the Company and its shareholders; and

WHEREAS, this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

(b)	“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving the Company or Seller pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 5% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of the Company, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of the Company, including without limitation any shares of Common Stock or preferred stock, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

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(c)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)	“Agreement” has the meaning set forth in the introductory paragraph hereof.

(f)	“APP” has the meaning set forth in Section 2.02.

(g)	“Asia Cash Advances” has the meaning set forth in Section 2.02.

(h)	“Asia Note” has the meaning set forth in Section 2.02.

(i)	“Basket” has the meaning set forth in Section 10.06(a).

(j)	“Business Day” shall mean any day on which commercial banks are generally open for business in Delaware.

(k)	“Buyer Default” has the meaning set forth in Section 9.01(d).

(l)	“Buyer Indemnified Party” has the meaning set forth in Section 10.02.

(m)	“Buyer” has the meaning set forth in the introductory paragraph hereof.

(n)	“Cap” has the meaning set forth in Section 10.06(c).

(o)	“Closing Date” has the meaning set forth in Section 2.04.

(p)	“Closing” has the meaning set forth in Section 2.04.

(q)	“Code” means the Internal Revenue Code of 1986, as amended.

(r)	“Common Stock” means the common stock, par value $0.001 per share, of the Company.

(s)	“Company Board” has the meaning set forth in the recitals hereto.

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(t)	“Company Default” has the meaning set forth in Section 9.01(c).

(u)	“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(v)	“Company Financial Statements” has the meaning set forth in Section 3.07.

(w)	“Company Organizational Documents” has the meaning set forth in Section 3.01(b).

(x)	“Company Parties” has the meaning set forth in the introductory paragraph to Article III.

(y)	“Company” has the meaning set forth in the introductory paragraph hereof.

(z)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(aa)	“Debt Forgiveness Agreement” has the meaning set forth in Section 2.02.

(bb)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of the applicable Person or obligating the applicable Person to issue or sell any of its Equity Securities.

(cc)	“Direct Claim” has the meaning set forth in Section 10.04(c).

(dd)	“Disqualification Event” has the meaning set forth in Section 3.26.

(ee)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(ff)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(gg)	“Environmental Laws” has the meaning set forth in Section 3.18.

(hh)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(ii)	“Escrow Account” has the meaning set forth in Section 2.06(a). (jj) “Escrow Agent” has the meaning set forth in Section 2.06(a).

(kk)	“Escrow Agreement” has the meaning set forth in Section 2.06(a).

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(ll)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(mm)	“Forgiven Debt” has the meaning set forth in Section 2.02.

(nn)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(oo)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(pp)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(qq)	“Holdback Amount” has the meaning set forth in Section 2.06(a). (rr) “Holdback Period” has the meaning set forth in Section 2.06(a). (ss) “Indemnified Party” has the meaning set forth in Section 10.04. (tt) “Indemnifying Party” has the meaning set forth in Section 10.04.

(uu)	“Intellectual Property” means trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

(vv)	“Issuer Covered Person” has the meaning set forth in Section 3.26.

(ww)	“Knowledge of the Company” means the actual knowledge, after and assuming due inquiry, of Seller or any director or executive officer of the Company.

(xx)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(yy)	“Liabilities” has the meaning set forth in Section 3.06. (zz) “Liens” has the meaning set forth in Section 4.01.

(aaa)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

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(bbb)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

(ccc)	“Material Contract” means (i) a Contract involving aggregate consideration in excess of $1,000 and which, in each case, cannot be cancelled by any party thereto without penalty or without more than ninety (90) calendar days’ notice, except Contracts entered into in the Ordinary Course of Business; (ii) all Contracts that require a party thereto to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by a party thereto of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of a party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts that provide for any joint venture, partnership or similar arrangement; and (xi) all collective bargaining agreements or Contracts with any union.

(ddd)	“Note” has the meaning set forth in Section 2.02.

(eee)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

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(fff)	“Outside Date” has the meaning set forth in Section 9.01(c)(iv).

(ggg)	“Parties” and “Party” have the meanings set forth in the introductory paragraph hereof.

(hhh)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(iii)	“Purchase Price” has the meaning set forth in Section 2.01(b).

(jjj)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(kkk)	“SEC Reports” means the reports and filings made by the Company with the Securities United States Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act.

(lll)	“SEC” means the United States Securities and Exchange Commission.

(mmm)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(nnn)	“Selected Courts” has the meaning set forth in Section 11.02(b). (ooo) “Seller Board” has the meaning set forth in the recitals hereto.

(ppp)	“Seller” has the meaning set forth in the introductory paragraph hereof.

(qqq)	“Series A Stock” has the meaning set forth in the recitals.

(rrr)	“Shares” has the meaning set forth in Section 2.01(a).

(sss)	“Stock Power” has the meaning set forth in Section 2.05(a)(ii).

(ttt)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(uuu)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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(vvv)	“Third-Party Claim” has the meaning set forth in Section 10.04(a).

(www)	“Transaction Documents” means this Agreement, the Stock Power, the Company Disclosure Schedules, the Debt Forgiveness Agreement, the Escrow Agreement and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(xxx)	“Transactions” has the meaning set forth in the recitals hereto.

Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. THE TRANSACTIONS

Section 2.01 The Purchase.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller, shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, ten million (10,000,000) shares of Series A Stock held by the Seller (the “Shares”), representing 100% of the issued and outstanding shares of Series A Stock as of the Closing. The Shares are uncertificated.

(b)	In exchange for the sale, assignment, transfer and delivery of the Shares to Buyer, Buyer shall pay to the Seller a total purchase price of five hundred and twenty thousand ($520,000) Dollars (the “Purchase Price”).

(c)	At the Closing, the Purchase Price (other than the Holdback Amount, as defined below and subject to the provisions of Section 2.06) shall be paid in cash to the Seller pursuant to wire instructions provided to Buyer at least three Business Days prior to the Closing Date.

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Section 2.02 Forgiveness of Debt. The Parties acknowledge and agree that the Company is currently indebted to Asia Pacific Partners, Inc. (“APP”), a Florida corporation and an affiliate of the Seller, in the amount of approximately $239,444, comprised of (i) the principal amount and accrued interest pursuant to a convertible promissory note dated July 18, 2014 in the amount of

$210,000 as originally issued by the Company to Azure Associates, Inc. and purchased by APP on July 28th, 2020 (the “Asia Note”), and (ii) various cash advances for a total of $29,444 as advanced by APP to the Company for working capital (the “Asia Cash Advances” and, together with any and all amounts that may be due and payable pursuant to the Asia Note, the “Forgiven Debt”). As of the Closing, the Forgiven Debt shall be forgiven and the Asia Note and any other loan agreements between the Company and APP shall be terminated pursuant to the Debt Forgiveness and Release agreement between the Company, APP and the other parties thereto, in the form as attached hereto as Exhibit B (the “Debt Forgiveness Agreement”).

Section 2.03 Actions at the Closing. At the Closing, the Parties shall undertake the following actions:

(a)	The Company Board shall undertake such actions as required to:

	(i)	Expand the Company Board to be a number of persons as determined by Buyer, and to name such persons as selected by Buyer as directors on the Company Board; and

	(ii)	name such persons as selected by Buyer as officers of the Company, to the positions as determined by Buyer.

(b)	Following the actions as set forth in Section 2.03(a), all of the Directors and officers of the Company other than those named in or pursuant to Section 2.03(a) shall resign from all such positions with the Company.

Section 2.04 Closing. The closing of the Transactions (the “Closing”) shall occur on the third Business Day following the satisfaction, or waiver by the Party or Parties for whose benefit the condition(s) exist, of the conditions to closing as set forth in Article VII and Article VIII, or such other date as the Parties shall agree (such date, the “Closing Date”). As of the Effective Date, the Parties agree that the Closing Date shall be the Effective Date.

Section 2.05 Closing Process and Deliverables.

(a)	At the Closing, the Company and the Seller shall deliver to the Buyer:

	(i)	a certificate of a duly authorized officer of the Company and of the Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer (A) attaching and certifying copies of any resolutions of the Company Board and the Seller Board relating to this Agreement, the other Transaction Documents and the Transactions; (B) certifying the name, title and true signature of each officer of the Company and Seller executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, (C) attaching and certifying (i) a true, correct and complete copy of the Company Organizational Documents, certified by the Secretary of State of the State of Delaware, (ii) a certificate of good standing and legal existence of the Company issued by Secretary of State of the State of Delaware and dated as of a date no earlier than three Business Days prior to the Closing Date; and (iii) a certificate of good standing and legal existence of the Seller issued by Secretary of State of the State of Texas and dated as of a date no earlier than three Business Days prior to the Closing Date; and (D) certifying that the matters set forth in Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06 and Section 7.07 are true and correct;

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	(ii)	the stock power in the form as attached hereto as Exhibit A (the “Stock Power”), duly executed by an authorized officer of Seller and any certificates representing the Shares;

	(iii)	the Debt Forgiveness Agreement, duly executed by all of the parties thereto other than the Seller; and

	(iv)	such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Company’s or the Seller’s representations and warranties; evidencing the performance by the Company or the Seller of, or the compliance by the Company or the Seller with, any covenant or obligation required to be performed or complied with by the Company or the Seller; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, Buyer shall:

	(i)	Deliver to the Seller a certificate of a duly authorized officer of the Buyer certifying that the matters set forth in Section 8.01 are true and correct;

	(ii)	Subject to the provisions of Section 2.06, pay to the Seller the Purchase Price via wire transfer to an account as designated by the Seller prior to the Closing Date; and

	(iii)	Shall deliver such other documents as the Company or the Seller may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties; evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or otherwise facilitating the consummation or performance of any of the Transactions.

Section 2.06 Holdback Amount.

(a)	Seventy eight thousand dollars ($78,000) the Purchase Price (the “Holdback Amount”) shall be placed into an escrow account (the “Escrow Account”) with Lawrence R. Gelber, Attorney at Law (“Escrow Agent”), pursuant to an escrow agreement in the form as attached hereto as Exhibit 2.02 (the “Escrow Agreement”) which Holdback Amount shall be held by Escrow Agent as security for the obligations of the Seller to the Buyer Indemnified Parties, as applicable, pursuant to Article X or, to the extent not disbursed to the Buyer Indemnified Parties in accordance with the terms of this Agreement, shall be released to Seller as required in this Agreement and the Escrow Agreement. The Escrow Agreement shall provide that Escrow Agent shall hold the Holdback Amount during the period commencing on the Closing Date and ending on December 31, 2022 (the “Holdback Period”), pursuant to the terms of this Agreement, subject to the provisions of Section 10.05(b). At the Closing, the Holdback Amount shall be delivered to the Escrow Agent, the Buyer on behalf of the Seller shall pay to Escrow Agent the sum of $1,500, being 50% of the Escrow Fee (as defined in the Escrow Agreement) to be paid by Seller, and shall disburse the remaining portion of the Purchase Price ($440,500) to the Seller at the Closing.

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(b)	Subject to and in accordance with the provisions of Article X, Buyer shall have the right to receive from the Holdback Amount any Losses for which Buyer or any of the Buyer Indemnified Party is entitled to indemnification from the Seller pursuant to Article X, provided that the Parties acknowledge and agree that any in the event that the Holdback amount is not sufficient to fully satisfy any indemnification obligations of Seller hereunder, Seller shall remain liable for any excess as set forth herein. Upon expiration of the Holdback Period, the Escrow Agent shall release to Seller, in immediately available funds, an amount equal to (i) the Holdback Amount, less (ii) any amounts set off against the Holdback Amount pursuant to Article X, less (iii) any amounts that Escrow Agent shall continue to hold pursuant to Section 10.05(b).

(c)	The Parties agree to direct the Escrow Agent with respect to the holding and release of the Holdback Amount in the Escrow Account pursuant to, and in compliance with, the terms and conditions of this Agreement and the Escrow Agreement.

Section 2.07 Additional Closing Events. At and following the Closing, Buyer, the Company and the Seller shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

Article III. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As an inducement to the consummation of the Transactions, the Company and the Seller (collectively, the “Company Parties”), jointly and severally, represent and warrant to Buyer, except as set forth in the schedules of exceptions to the representations of the Company Parties as delivered to the Buyer on the Effective Date (“Company Disclosure Schedules”) as follows:

Section 3.01 Organization and Qualification.

(a)	The Company is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. The Company has not qualified to do business in any State other than Delaware. To the Knowledge of the Company, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of the Company within such jurisdiction. The Company does not have any subsidiaries and owns no Equity Securities of any other Person.

(b)	The Certificate of Incorporation, Bylaws and other corporate documents and agreements of the Company (collectively, the “Company Organizational Documents”) are set forth in Section 3.01 of the Company Disclosure Schedules. The Company has taken all actions required by law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal capacity to consummate the transactions herein contemplated.

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Section 3.02 Power and Authority. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

Section 3.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by the Company, and the consummation of Transactions, have been duly authorized by the Company Board. This Agreement has been duly executed and delivered on behalf of the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 No Conflict.

(a)	The execution of this Agreement and the consummation of the Transactions will not violate any provision of the Company Organizational Documents or contravene, conflict with, or violate any resolution adopted by the Company Board or the Seller.

(b)	The execution of this Agreement and the consummation of the Transactions will not, directly or indirectly, with or without notice or lapse of time or both:

	(i)	result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Law, statute, rule, regulation or executive order to which the Company is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to the Company;

	(ii)	to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which the Company, or any assets owned or used by the Company, could be subject;

	(iii)	contravene, conflict with, violate, result in the loss of any benefit to which either the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Material Adverse Effect;

	(iv)	cause the Company to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect;

	(v)	to the Knowledge of the Company, cause any assets owned or used by the Company to be reassessed or revalued by any Governmental Authority;

	(vi)	breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which the Company is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on either the Company; or

	(vii)	result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by the Company.

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Section 3.05 Capitalization.

(a)	The authorized shares of capital stock of the Company consist of (i) 200,000,000 shares of Common Stock, of which 18,010,208 shares are issued and outstanding; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 10,000,000 shares have been designated as the Series A Stock and of which all 10,000,000 are issued and outstanding and are held beneficially and of record by the Seller.

(b)	The Shares are duly authorized, validly issued, fully paid and non-assessable. None of the Shares or any outstanding shares of Common Stock were issued in violation of the preemptive or other rights of any shareholders or other Person.

(c)	There are no outstanding or authorized Derivatives, and the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. To the Knowledge of the Company and Seller, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock.

(d)	The Shares are, and at the Closing will be, validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company, other than restrictions on transfer provided for in the Transaction Documents and under applicable Laws.

Section 3.06 Liabilities. Section 3.06 of the Company Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by the Company, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by the Company, the repayment obligations for which are secured by any of the Company’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of the Company. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

Section 3.07 Statements. Section 3.07 of the Company Disclosure Schedules include complete copies of the Company’s financial statements consisting of the audited balance sheets and profit and loss statements of the Company as at December 31, 2020 and December 31, 2021 and for any interim period thereafter, and the retained earnings, stockholders’ equity and cash flow for the same years and periods (the “Company Financial Statements”). The Company Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, in all material respects.

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Section 3.08 Absence of Certain Changes, Events and Conditions. Other than as set forth in the SEC Reports or as contemplated by this Agreement or Transaction Documents, since the date of the Company Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Organizational Documents;

(c)	split, combination or reclassification of any shares of the capital stock of the Company;

(d)	issuance, sale or other disposition of any of the capital stock of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of the Company;

(e)	declaration or payment of any dividends or distributions on or in respect of any of the capital stock of the Company or redemption, purchase or acquisition of the capital stock the Company;

(f)	material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Company Financial Statements;

(g)	material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)	transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the Company Financial Statements or cancellation of any material debts or material entitlements;

(k)	material damage, material destruction or loss (whether or not covered by insurance) to property of the Company, except for ordinary wear and tear;

(l)	any capital investment by the Company in, or any loan to, any other Person;

(m)	acceleration, termination, modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n)	any capital expenditures by the Company in excess of $5,000;

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(o)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Company’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of the Company, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of the Company;

(p)	adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving the Company;

(q)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Company’s stockholders, directors, officers and employees;

(r)	entry into a material new line of business or abandonment or discontinuance of existing material lines of business by the Company;

(s)	adoption by the Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against either the Company under any similar Law;

(t)	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $1,000, individually (in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business, in each case by or with respect to the Company;

(u)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by the Company; or

(v)	action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company following the Closing.

Section 3.09 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of the Company, threatened, by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

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Section 3.10 Compliance. The Company to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Compliance with Laws; Permits.

(a)	The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the Company or its business, properties or assets, including being current in all of the Company’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and the Company is not in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b)	No order suspending the effectiveness of any registration statement of the Company under the Securities Act or the Exchange Act has been issued by the SEC and, to the Knowledge of the Company, no proceedings for that purpose have been initiated or threatened by the SEC.

(c)	The Company is not, and has not been, and the present officers, directors and affiliates of the Company are not and have not been, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates will be (i) the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws related to the Company or (ii) the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency related to the Company.

Section 3.12 Taxes.

(a)	All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)	The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

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(e)	The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)	All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)	The Company is not a party to any Action by any taxing authority. To the Knowledge of the Company, there are no pending or threatened Actions by any taxing authority.

(h)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(i)	The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j)	The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)	The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company does not have any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)	The Company has not agreed to make, nor is the Company required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any period prior to the Closing to any period following the Closing.

(n)	The Company is not, nor has the Company been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)	The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)	The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

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(q)	The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.13 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The existing minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board, and any committees of the Company Board in all material respects. At the Closing, all of those books and records will be in the possession of the Company and will be delivered to Buyer.

Section 3.14 Contracts.

(a)	Section 3.14(a) of the Company Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of oral agreements, Section 3.14(a) of the Company Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

(c)	The Company owns, licenses or has rights to use any and all intellectual property and technology used in the Company’s business, and to its knowledge the Company’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 3.14(d) of the Company Disclosure Schedules, the Company is not a party to any oral or written (i) Contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of the Company, which, in each case cannot be terminated by the Company on notice of no more than thirty (30) days at a cost of no more than $30,000.

Section 3.15 Bank Accounts; Power of Attorney. Section 3.15 of the Company Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by the Company within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of the Company; (ii) all safe deposit boxes and other similar custodial arrangements maintained by the Company within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from the Company or who are otherwise authorized to act on behalf of the Company with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

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Section 3.16 Disclosure. The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed by the Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect.

Section 3.17 Intellectual Property. The Company owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of the Company’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of the Company there is no infringement by the Company of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of the Company, being threatened against, the Company regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

Section 3.18 Environmental Laws. To Knowledge of the Company, the Company (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19 Title. The Company has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company is held under valid, subsisting and enforceable leases with which the Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary.

Section 3.20 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

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Section 3.21 Transactions with Affiliates. None of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 3.22 Foreign Corrupt Practices. Neither the Company, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.23 Money Laundering. The Company is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.24 Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor, to the Knowledge of the Company, any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

Section 3.25 Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Section 3.26 No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.27 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 3.28 Disclosure. All disclosure provided to Buyer regarding the Company, its business and Transactions, including the Company Disclosure Schedules, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that Buyer has not made, nor is Buyer making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Article IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer, as follows.

Section 4.01 Good Title. Seller is the record and beneficial owner, and has good title to the Shares, with the right and authority to sell and deliver such Shares, free and clear of all liens, claims, charges, Encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the Shares is subject to pre-emptive or similar rights, either pursuant to any Company Organizational Document, requirement of Law or any Contract, and Seller does not have any pre-emptive rights or similar rights to purchase or receive shares of Common Stock or other interests in the Company. Seller has the power and authority to transfer the Shares to the Buyer as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering Buyer or its designee as the new owner of the Shares in the records maintained by the Company, Buyer or its designee will receive good title to such Shares, free and clear of all Liens.

Section 4.02 Existence and Power. Seller is a corporation, duly formed and in good standing in the State of Texas, and has the full power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted and to enter into this Agreement and fulfill its obligations herein.

Section 4.03 Power and Authority. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

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Section 4.04 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by Seller, and the consummation of Transactions, have been duly authorized by the Seller Board and all additional applicable Persons with respect to the Seller. This Agreement has been duly executed and delivered on behalf of Seller. This Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.05 No Conflicts. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to the Seller and (iii) will not violate or breach any Contractual obligation to which the Seller is a party, or any of Seller’s organizational documents.

Section 4.06 Brokers. Seller has not retained any broker or finder in connection with any of the Transactions, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.07 Disclosure. All disclosure provided to Buyer regarding Seller and Transactions is true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Seller acknowledges and agrees that Buyer has not made, nor is Buyer making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to, and to obtain the reliance of the Company and the Seller, Buyer represents and warrants to the Company and the Seller, as follows:

Section 5.01 Organization. Buyer limited liability company, duly organized and in good standing under the laws of the State of New York and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Buyer has taken all action required by Law or otherwise to authorize the execution and delivery of this Agreement, and to consummate the Transactions. Buyer is an “accredited investor” as defined in Rule 501 pursuant to Regulation D promulgated under the Securities Act.

Section 5.02 Power and Authority. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

Section 5.03 Authorization of Agreement; Etc. This Agreement has been duly executed and delivered on behalf of Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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Section 5.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Buyer is a party or to which any of its assets, properties or operations are subject; (ii) violate any provision of Law, statute, rule, regulation or executive order to which the Buyer is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to the Buyer.

Section 5.05 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Buyer is a party or to which any of his assets, properties or operations are subject.

Section 5.06 No Brokers. Buyer has not retained any broker or finder in connection with any of the Transactions, and Buyer has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article VI. COVENANTS AND ADDITIONAL AGREEMENTS

Section 6.01 Public Announcements. Except as required by applicable Law, prior to the Closing the Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or Transactions.

Section 6.02 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.03 Due Diligence.

(a)	Following the Effective Date, until consummation of the Transactions or the earlier termination of this Agreement, the Company and Seller shall give to Buyer and its authorized representatives full and complete access to the books and records, Contracts, facilities and personnel of the Company as Buyer and its authorized representatives may request so that Buyer may complete its due diligence investigation of the Company and the Shares. The Seller agrees to provide Buyer and its authorized representatives with access to any information within Seller’s or the Company’s possession or within Seller’s or the Company’s control that contains information generated by Seller or the Company regarding the Company relative to its financial, operational, and/or regulatory condition (present, past, or prospective). The Company and the Seller will also permit Buyer to interview the directors and officers of the Company in connection with Buyer’s due diligence review of the Company.

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(b)	In the event that Buyer’s due diligence review of the Company and the Shares is not satisfactory to Buyer in its sole discretion, at any time prior to the Closing, Buyer may terminate this Agreement upon notice to the Company and the Seller.

Section 6.04 Limitation of Business Activities of the Company Prior to Closing. Prior to the Closing, except for Transactions, the Company will not, without the prior written consent of Buyer,

(i) make any material change in the type or nature of its business, or in the nature of its operations,

(ii) create or suffer to exist any debt, other than that currently in existence or undertaken to complete projects ongoing or to meet short term working capital needs, or (iii) enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on its business.

Section 6.05 Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 6.06 No-Shop.

(a)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, none of the Company or Seller shall, and each of the Company and Seller shall cause the Representatives of the Company and the Seller not to, directly or indirectly:

	(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

	(ii)	furnish any non-public information regarding the Company to any Person who has made an Acquisition Proposal or an Acquisition Inquiry;

	(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Proposal or Acquisition Inquiry;

	(iv)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

	(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

	(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

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(b)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to the Company, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to the Company, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal.

(c)	The Company shall promptly, within 36 hours, advise Buyer orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. The Company shall keep Buyer reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)	The Company and the Seller shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. The Company acknowledges and agrees that any actions taken by or at the direction of a Representative of the Company or Seller that, if taken by the Company or Seller, would constitute a breach or violation of this Section 6.06 and will be deemed to constitute a breach and violation of this Section 6.06 by the Company and the Seller.

Section 6.07 Additional Company Covenants.

(a)	Except as otherwise contemplated herein, between the Effective Date and the Closing, the Company and the Seller will not (i) materially amend the Organizational Documents; (ii) declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholders of the Company or purchase or redeem, or agree to purchase or redeem, any shares of Common Stock or preferred stock of the Company; (iii) make any material change in its method of management, operation or accounting; (iv) enter into any other material transaction other than sales in the ordinary course of its business; or (v) make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

(b)	Between the Effective Date and the Closing, the Company will not (i) grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire shares of Common Stock or preferred stock of the Company, or other securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, shares of Common Stock or preferred stock of the Company; (ii) borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims; or (iv) issue, deliver, or agree to issue or deliver any Equity Securities of the Company, including debentures or other debt obligations, except in connection with this Agreement.

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Article VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing are subject to the satisfaction, or waiver by Buyer in its sole discretion, as of and on the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants.

(a)	Each of the representations and warranties made by the Company shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 3.05, each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and the Company shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)	Each of the representations and warranties made by the Seller shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 4.01 which shall be true and correct in all respects, in each case as of the Closing Date as if made on such date, and the Seller shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 7.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions, and Buyer shall have obtained the approval of any governmental authorities as required in order to consummate the Transactions.

Section 7.03 Consents. All consents, approvals, waivers or amendments pursuant to all Contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or required for the Closing to occur, or for the continued operation of the Company after the Closing Date on the basis as presently operated, shall have been obtained.

Section 7.04 Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against Buyer, the Company and/or the Seller which would prevent the consummation of the Transactions.

Section 7.05 No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have been any Material Adverse Effect.

Section 7.06 SEC Reports. The Company shall be current and up-to-date with all reporting and filing obligations with the SEC pursuant to the Securities Act and the Exchange Act and with its reporting obligations to the OTC Markets.

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Section 7.07 Liabilities. As of the Closing Date, the Company shall have no Liabilities, in excess of $1,000, whether absolute, accrued, contingent, known or unknown or otherwise, except Liabilities incurred in the ordinary course of business not in excess of $5,000.

Section 7.08 Schedules and Other Information. The Company shall have delivered to Buyer the financial statements of the Company and other books and records reasonably requested in connection with Buyer’s due diligence investigation of the Company, and there shall have been no disclosure in any financial statements or any schedule delivered after the Effective Date or in any disclosure provided in connection with such due diligence investigation, which in the sole discretion and determination of Buyer differs materially from the information it has received as of the Effective Date and which does or may have a materially adverse effect on the value of the business of the Company or on its assets, properties or goodwill.

Article VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE SELLER

The obligations of the Company and the Seller to consummate the Closing are subject to the satisfaction, or waiver by the Company and the Seller, each in their sole discretion, as of and on the Closing Date, of the following conditions:

Section 8.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date as if made on such date and Buyer shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 8.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of Transactions.

Article IX. TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time before the Closing Date as follows:

(a)	by mutual written consent of the Company, Buyer and the Seller;

(b)	by any of the Seller, the Company or Buyer if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

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(c)	by Buyer:

(i)	If there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company or the Seller set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Company and the Seller (a “Company Default”); or

(ii)	if there shall have occurred a Material Adverse Effect prior the Closing Date;

(iii)	pursuant to the provisions of Section 6.03(b); or

(iv)	if the Closing has not occurred on or before July 25, 2022 (the “Outside Date”), provided, however, that if the Closing has not occurred by the Outside Date due to a Buyer Default having occurred, Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(iv);

(d)	by the Seller and the Company, acting jointly:

(i)	if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Buyer (an “Buyer Default”); or

(ii)	if the Closing has not occurred on or before the Outside Date, provided, however, that if the Closing has not occurred by such date due to a Company Default having occurred, the Seller and the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii).

Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement (other than this Article IX, Article X and Article XI) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that nothing shall relieve any Party from liability for actual damages to the other Parties resulting from a breach of this Agreement by such Party prior to any such termination other than as specifically set forth herein.

Section 9.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement (other than this Article IX, Article X and Article XI) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Section 9.04 Default by Buyer. If Buyer fails to perform any of its obligations under this Agreement, the Company and the Seller shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. Other than as specifically set forth herein, no remedy conferred upon the Company and the Seller is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to the Company and the Seller in this Agreement will be cumulative and in addition to every other remedy available to the Company and the Seller under this Agreement and no single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to the Company and the Seller remedies under Section 10.03.

Section 9.05 Default by Seller or the Company. If the Seller or the Company fails to perform any of their respective obligations under this Agreement, Buyer shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. Other than as specifically set forth herein, no remedy conferred upon Buyer is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to Buyer in this Agreement will be cumulative and in addition to every other remedy available to Buyer under this Agreement and no single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Buyer’s remedies under Section 10.02.

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Article X. SURVIVAL AND INDEMNIFICATION

Section 10.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year after the Closing Date. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of one (1) year or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 10.02 Indemnification by Seller. Subject to the provisions of this Article X, if the Closing occurs, the Seller hereby covenants and agrees with Buyer that the Seller shall indemnify Buyer and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, an “Buyer Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any Buyer Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of the Company or the Seller in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Company or the Seller made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 10.03 Indemnification by Buyer. Subject to the provisions of this Article X, if the Closing occurs, Buyer hereby covenants and agrees with the Seller that Buyer shall indemnify the Seller and hold Seller harmless from, against and in respect of any and all Losses incurred by the Seller resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 10.04 Indemnification Procedures. The Party making a claim under this Article X is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.”

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(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 10.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 10.05 Payments.

(a)	Subject to the terms and conditions herein, including, without limitation, Section 10.05(b), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

(b)	Subject to the notice, dispute and other procedures herein, the Seller hereby agrees that Buyer shall be entitled to receive from the Holdback Amount an amount required to satisfy (i) Seller’s indemnification obligations with respect to any claim for Losses required to be paid by the Sellers pursuant to this Article X. If, at the time payment of the Holdback Amount is due to Seller pursuant to Section 2.06, there is a pending notice of claim by Buyer against Seller for indemnification pursuant to this Article X, then the Escrow Agent will withhold from the payment of the Holdback Amount then due to Seller an amount equal to the pending claim amount as described in such notice of claim until there is a final resolution of such claim (at which time Buyer shall be entitled to receive from the Escrow Account such amount as is necessary to satisfy the claim, and the Escrow Agent shall pay the balance, if any, to the Seller). Any portion of the Holdback Amount not so set-off or held pursuant to this Section 10.05(b) shall be timely paid to Seller when due pursuant to Section 2.06(b). For the avoidance of doubt, the Parties acknowledge and agree that the Holdback Amount shall not be deemed to limit the liability of the Seller to the Buyer Indemnified Parties pursuant to this Article X, and the other limitations set forth herein shall be operative. In furtherance of the foregoing, the indemnification payments with respect to breaches of representations, warranties, covenants and agreements pursuant to this Article X shall be made by application for recovery and from the Holdback Amount in the Escrow Account until the Holdback Amount in the Escrow Account is exhausted, and thereafter shall be paid by Seller directly.

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Section 10.06 Certain Limitations. The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:

(a)	The Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 10.02 until the aggregate amount of all Losses in respect of indemnification under Section 10.02 exceeds $25,000 (the “Basket”), in which event the Seller shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	Buyer shall not be liable to the Seller for indemnification under and Section 10.03 until the aggregate amount of all Losses in respect of indemnification under Section 10.03 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)	The Parties acknowledge and agree that the maximum liability of the Seller, on the one hand, and Buyer, on the other hand, for indemnification pursuant to this Article X shall be $260,000 (the “Cap”), and neither the Seller, on the one hand, or Buyer, on the other hand, shall have any liability to the other in excess of the Cap.

Section 10.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Law.

Section 10.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, ) made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 10.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article X shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Article X, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law.

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Section 10.10 Limitation on Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS FOR SPECIAL, GENERAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Article XI. MISCELLANEOUS

Section 11.01 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, postage prepaid, or electronic mail with a follow up copy by overnight courier, addressed as follows:

If to Buyer:

Tradition Reserve I LLC

PO Box 892

107 N Greeley Ave

Chappaqua, NY 10514

Email: michael.nordlicht@gmail.com

with a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

If to the Company or the Seller:

Ronin Equity Partners, Inc.

Attn: Jacob Cohen

3000 Blackburn Street, Suite #2101

Dallas, Texas 75204

Email: jcohen@roninequity.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered or sent by electronic mail, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

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Section 11.02 Governing Law; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of law of the State of Delaware or any other State or jurisdiction.

(b)	The exclusive venue for all disputes, claims, suits and other matters arising hereunder shall be the courts of the State of Florida and the United States Federal courts located in Palm Beach County, Florida (the “Selected Courts”) and each of the Parties hereby irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 11.03 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.03.

Section 11.04 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.05 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

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Section 11.06 Confidentiality. Buyer, on the one hand, the Company and the Seller, on the other hand, each agree with the other that the documentation and other information disclosed to them by the other Parties hereunder to evaluate various the business and affairs of the Company or Buyer, as the case may be, and various aspects of the Transactions may contain proprietary confidential information and trade secrets, and that the disclosure and unauthorized use of such information could cause irreparable injury. The Parties agree that all such information and materials shall be used and disclosed only to the limited extent necessary for the Parties hereto (and their professional advisors) to evaluate the Transactions. All extracts, digests and copies of such documentation and information shall be maintained under strict control by the recipients, other than as required by applicable Law. Upon termination of the negotiations by the Parties, no Party (or advisor to such Party) shall make any further use of such documentation and information, and all documentation previously obtained (together with all copies, abstracts, digests and analyses thereof) shall be returned to the Party providing such information.

Section 11.07 Public Announcements and Filings. Other than as set forth in Section 6.01, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by Buyer and the Seller. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 11.08 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 11.09 Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder (other than the Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 11.10 Expenses. Other than as specifically set forth herein, whether or not the Transactions are consummated, each of Buyer, on the one hand, and the Company and the Seller, on the other hand, will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Transactions.

Section 11.11 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

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Section 11.12 Amendment or Waiver. Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all Parties hereto.

Section 11.13 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 11.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of each of the other Parties and any such purported assignment or transfer in contravention of the provisions herein shall be null and void and of no force or effect.

Section 11.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Tradition Reserve I LLC

By:	/s/ Kerry E. Cassidy
Name:	Kerry E. Cassidy
Title:	Managing Member

Ronin Equity Partners, Inc.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	President and Chief Executive Officer

MDwerks, Inc.

By:	/s/ Michael Gelmon
Name:	Michael Gelmon
Title:	President and Chief Executive Officer

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Exhibit A

IRREVOCABLE STOCK POWER

MDwerks, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Ronin Equity Partners, Inc. (“Seller”) hereby assigns, transfers, and conveys to Tradition Reserve I LLC, a New York limited liability company, all of Seller’s right, title, and interest in and to ten million (10,000,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share, of MDwerks, Inc., a Delaware corporation (the “Company”) and hereby irrevocably appoints the Chief Executive Officer, President and Secretary of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: ______________________, 2022

Seller Name: Ronin Equity Partners, Inc.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	President and Chief Executive Officer

STATE OF __________________

COUNTY OF ___________________

Sworn to and subscribed before me this _____ day of July, 2022, by Jacob Cohen, who is personally known to me or who has produced ________________________ as identification.

Notary’s Signature: _______________________________

Print Notary’s Name: ______________________________

NOTARY PUBLIC, State of _______________

My commission expires: ________________________

Exhibit B

Form of Debt Forgiveness and Release Agreement

(Attached)

Debt Forgiveness and Release Agreement

Dated as of July 21, 2022

This Debt Forgiveness and Release Agreement (this “Agreement”), dated as of the date first set forth above (the “Effective Date”), is entered into by and between MDWerks, Inc., a Delaware corporation (the “Company”) and Asia Pacific Partners, Inc., a Florida corporation (“APP”). Each of the Company and APP may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, APP has previously loaned or advances to the Company certain amounts, which, as of the Effective Date, total $239,444 and which are comprised of (i) the principal amount and accrued interest pursuant to a convertible promissory note dated July 18, 2014 in the amount of $210,000 as originally issued by the Company to Azure Associates, Inc. and purchased by APP on July 28th, 2020 (the “Asia Note”), and (ii) various cash advances for a total of $29,444 as advanced by APP to MDWK for working capital (the “Asia Cash Advances” and, together with any and all amounts that may be due and payable pursuant to the Asia Note, the “Forgiven Debt”);

WHEREAS, the Asia Note and any and all agreements, documents or instruments related thereto to related to the Asia Cash Advances are referred to herein collectively as the “Loan Documents”; and

WHEREAS, in connection with the transactions herein, and in consideration thereof, the Company and APP desire to forgive, cancel and terminate the Forgiven Debt, which shall be considered paid in full, and cancel and terminate the Loan Documents, which shall be deemed satisfied in full;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Termination of Forgiven Debt and Loan Documents. The Parties agree as follows:

(a)	As of the Effective Date, any and all amounts remaining owed in connection with the Forgiven Debt or pursuant to the Loan Documents are hereby forgiven and the Forgiven Debt is deemed paid in full. The Company shall cancel all of the Forgiven Debt on its books and records immediately following the effectiveness of this Agreement as set forth herein.
(b)	Notwithstanding anything to the contrary in the Loan Documents, the Loan Documents are hereby terminated, effective as of the Effective Date and shall hereafter be null and void and of no further force or effect. This Agreement shall be deemed a termination of the Loan Documents thereunder.
(c)	No Party shall be entitled to any payments or other compensation in connection with the termination of the Loan Documents or forgiveness of the Forgiven Debt. The Parties acknowledge and agree that all payments and actions required pursuant to the Loan Documents or for the Forgiven Debt through the Effective Date have been made and completed.

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(d)	The consideration for the forgiveness of the Forgiven Debt and termination of the Loan Documents is the consummation of the transactions as set forth in the Securities Purchase Agreement, dated as of July 21, 2022 (“SPA”), by and between the Company, Ronin Equity Partners, Inc., a Texas corporation (“Ronin”) and Tradition Reserve I LLC, a New York limited liability company (“Tradition Reserve”), which APP agrees and acknowledges are of a material benefit to APP, and constitute sufficient and fair consideration for the forgiveness of the Forgiven Debt and termination of the Loan Documents, and that the entry into of this Agreement and the consummation of the transactions as set forth herein is a condition precedent to the consummation of the transactions as set forth in the SPA.
2.	Release of Claims.
(a)	Effective as of the Effective Date, the Company, for itself and its Affiliates (as hereinafter defined), and each of their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties, and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Company Parties”) hereby irrevocably, unconditionally and forever release, discharge and remise APP and its Affiliates (whether an Affiliate as of the Effective Date or later), and their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “APP Parties”), from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that any Company Party may have now or may have in the future, against any of the APP Parties to the extent that those claims arose, may have arisen, or are based on events which occurred at any point in the past up to and including the Effective Date, including, without limitation, any such matters related to the Forgiven Debt and the Loan Documents or the transactions contemplated therein but excluding, for greater certainty, the obligations of APP hereunder (collectively, the “Company Released Claims”). The Company represents and warrants that no Company Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all Company Released Claims released herein are owned by the Company, which has the respective sole authority to release them. The Company agrees that it shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Company Released Claim which is released and discharged herein. For purposes hereof, an “Affiliate” of a Party shall be any Party that controls, is controlled by, or is under common control with, the subject Party.
(b)	Effective as of the Effective Date, APP, for itself and the other APP Parties, hereby irrevocably, unconditionally and forever releases, discharges and remises each Company Party, from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that any APP Party may have now or may have in the future, against any of the Company Parties to the extent that those claims arose, may have arisen, or are based on events which occurred at any point in the past up to and including the Effective Date, including, without limitation, any such matters related to the Forgiven Debt and the Loan Documents or the transactions contemplated therein, but excluding, for greater certainty, the obligations of the Company hereunder (collectively, the “APP Released Claims”). APP represents and warrants that no APP Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all APP Released Claims released herein are owned by APP, who has the sole authority to release them. APP agrees that he shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any APP Released Claim which is released and discharged herein.

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3.	Covenant Not to File a Claim and Indemnification.
(a)	The Company agrees not to file for itself or on behalf of any other Company Party, any claim, charge, complaint, action, or cause of action against any APP Party related to the Company Released Claims, and further agrees to indemnify and save harmless such APP Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by any Company Party against any APP Party, whether the releases as set forth herein given by any Company Party are effective or not. In the event that any Company Party brings a suit against any APP Party with respect to any Company Released Claim, the Company agrees to pay any and all costs of the APP Parties, including attorneys’ fees, incurred by such APP Parties in challenging such action. Any APP Party is an intended third-party beneficiary of this Agreement.
(b)	APP agrees not to file for itself or on behalf of any APP Party, any claim, charge, complaint, action, or cause of action against any Company Party related to the APP Released Claims, and further agrees to indemnify and save harmless such Company Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by any such APP Party against any Company Party, whether the releases as set forth herein given by any APP Party are effective or not. In the event that any APP Party brings a suit against any Company Party with respect to any APP Released Claim, APP agrees to pay any and all costs of the Company Parties, including attorneys’ fees, incurred by such Company Parties in challenging such action. Any Company Party is an intended third-party beneficiary of this Agreement.

4.	Affirmations.
(a)	The Company affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any APP Party in any forum or form and should any such charge or action be filed by any Company Party or by any other person or entity on any Company Party’s behalf involving matters covered by Section 2(a), the Company agrees to promptly give the agency or court having jurisdiction a copy of this Agreement and inform them that any such claims any such Company Party might otherwise have had are now settled.

(b)	APP affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any Company Party in any forum or form and should any such charge or action be filed by any APP Party or by any other person or entity on any APP Party’s behalf involving matters covered by Section 2(b), APP agrees to promptly give the agency or court having jurisdiction a copy of this Agreement and inform them that any such claims any such APP Party might otherwise have had are now settled.

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(c)	This is a compromise and settlement of potential or actual disputed claims and is made solely for the purpose of avoiding the uncertainty, expense, and inconvenience of future litigation. Neither this Agreement nor the furnishing of any consideration concurrently with the execution hereof shall be deemed or construed at any time or for any purpose as an admission by any Party of any liability or obligation of any kind. Any such liability or wrongdoing is expressly denied. The Parties hereto acknowledge that this Agreement was reached after good faith settlement negotiations and after each Party had an opportunity to consult legal counsel. This Agreement extends to, and is for the benefit of, the Parties, their respective successors, assigns and agents and anyone claiming by, through or under the Parties hereto.
5.	Representations and Warranties of APP. APP represents and warrants to the Company as set forth below.
(a)	Organization and Standing. APP is duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite power and authority to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties APP owns or leases do not make licensing or qualification of APP as a foreign entity necessary under the laws of any other jurisdiction, except to the extent such licensing or qualification have already been obtained.
(b)	Due Authority; No Violation. APP has all requisite rights and authority or the capacity to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of APP, and no other proceedings on the part of APP are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby on the part of APP. The execution, delivery and performance of this Agreement will not (x) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreement or instrument to which APP is a party or by which it or its assets may be bound or (y) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive award or decree of any governmental authority applicable to APP or (z) conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) APP’s organizational documents, or any order, judgment, arbitration award, or decree to which such APP is a party or by which it or any of its assets or properties are bound.
(c)	Approvals. No approval, authority, or consent of or filing by APP with, or notification to, any governmental authority, is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

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(d)	Sole Holder; No Other Debts. APP is the sole beneficial holder of the Forgiven Debt and the Loan Documents, and has not issued any other rights of participation, security interests or any other interest of any form to any other person or entity with respect to the Forgiven Debt or any of the Loan Documents. None of the Asia Cash Advances nor any instrument evidencing such obligations has ever been endorsed, pledged, sold, delivered, transferred, or assigned, and Asia does hereby agree that, in the event that such instruments do come into their possession, it will promptly surrender such instrument to the Company for cancellation. APP represents and warrants that the Company does not have any other debts, liabilities or obligations to pay any amounts to APP other than the Forgiven Debt, all of which shall be waived, cancelled and forgiven as set forth herein.

(e)	Enforceability. This Agreement has been duly executed and delivered by APP and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid, and binding obligation of APP, enforceable against APP in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
6.	Representations and Warranties of the Company. The Company represents and warrants to APP as set forth below.
(a)	Organization and Standing. The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties the Company owns or leases do not make licensing or qualification of the Company as a foreign entity necessary under the laws of any other jurisdiction, except to the extent such licensing or qualification have already been obtained.
(b)	Due Authority; No Violation. The Company has all requisite rights and authority or the capacity to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby on the part of the Company. The execution, delivery and performance of this Agreement will not (x) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreement or instrument to which the Company is a party or by which it or its assets may be bound or (y) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive award or decree of any governmental authority applicable to the Company or (z) conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) the Company’s organizational documents, or any order, judgment, arbitration award, or decree to which such the Company is a party or by which it or any of its assets or properties are bound.
(c)	Approvals. No approval, authority, or consent of or filing by the Company with, or notification to, any governmental authority, is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

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(d)	Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of APP, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
7.	Covenants and Agreements.
(a)	Each of the Parties, as promptly as practicable, shall make, or cause to be made, all filings and submissions under laws applicable to it and its affiliates, as may be required for it to consummate the transactions contemplated hereby and shall use its commercially reasonable efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all persons and governmental authorities necessary to be obtained by it or its affiliates, in order for it to consummate such transactions, at the cost of the Party required to file or submit the same. Notwithstanding anything to the contrary herein, nothing herein shall require, or be construed to require, any Party to agree to hold separate or to divest any of the businesses, product lines or assets.
(b)	Each Party hereto shall promptly inform the other Party of any material communication from any governmental authority regarding any of the transactions contemplated by this Agreement and shall promptly furnish the other Party with copies of substantive notices or other communications received from any third party or any governmental authority with respect to such transactions. Each Party shall agree on the content of any proposed substantive written communication or submission or any oral communication to any governmental authority. If any Party or any affiliate thereof receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Each Party shall, to the extent practicable, provide the other Party and its counsel with advance notice of and the opportunity to participate in any substantive discussion, telephone call or meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting, to the extent not prohibited by the governmental authority.
8.	Miscellaneous.
(a)	Indemnification. Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law, the other Party and its Affiliates and each of its and their respective Representatives (as defined below), members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each an “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by any Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Indemnifying Party contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto. For purposes herein, “Representative” shall mean, with respect to any person or entity, any direct or indirect Affiliate of such person or entity, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such person or entity or any direct or indirect Affiliate of such person or entity.

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(b)	Further Assurances. From time to time, whether at or following the Effective Date, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby and each Party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.
(c)	Expenses. Other than as specifically set forth herein, each of the Parties shall pay its own costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.
(d)	Fees. Each Party agrees to pay the costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing Party in litigation, arbitration, administrative proceeding or any other proceeding related to the enforcement or interpretation of any of the terms of this Agreement.
(e)	Consequential Damages. EACH PARTY HERETO WAIVES ANY AND ALL CLAIMS AGAINST THE OTHER FOR ANY LOSS, COST, DAMAGE, EXPENSE, INJURY OR OTHER LIABILITY WHICH IS IN THE NATURE OF INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHICH ARE SUFFERED OR INCURRED AS THE RESULT OF, ARISE OUT OF, OR ARE IN ANY WAY CONNECTED TO THE PERFORMANCE OF THE OBLIGATIONS UNDER THIS AGREEMENT.
(f)	Representations and Warranties. All representations, warranties, and agreements made by the Parties pursuant to this Agreement shall survive the consummation of the transactions contemplated herein until the expiration of the applicable statute of limitations.
(g)	Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid. Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail. Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder. Copies of all notices hereunder shall also be sent to Ronin and Tradition Reserve to the addresses as set forth in the SPA. Notices to the Parties shall be sent as follows.

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If to the Company, to:

MDwerks, Inc.

Attn: Michael Gelmon

12 Park Mirage Lane

Rancho Mirage, CA 92270

Email: mgelmon@telusplanet.net

If to APP:

Asia Pacific Partners, Inc.

Attn: Brad Stewart

4371 Northlake Blvd., Suite 238

Palm Beach Gardens, FL 33410

Email: brad@linearcg.com

(h)	Choice of Law. This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of law of the such jurisdiction or any other jurisdiction.
(i)

Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(I). EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

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(j)	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(k)	No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that each of Ronin and Tradition Reserve are intended third-party beneficiaries of this Agreement and may enforce this agreement as though each of them was a party hereto.

(l)	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) any other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(m)	Entire Agreement. This Agreement represents the entire understanding and agreement between the Parties regarding the subject matter hereof and supersede all prior agreements, representations, warranties, and negotiations between the Parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it, and must be signed by all of the Parties. This Agreement may not be amended by email or other electronic communications.

(n)	Interpretation. The Parties have jointly participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

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(o)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, the invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement. In the event of the declaration of invalidity or unenforceability, this Agreement, as modified, shall be applied and construed to reflect substantially the intent of the Parties and achieve the same economic effect as originally intended by its terms. In the event that the scope of any provision to this Agreement is deemed unenforceable by a court of competent jurisdiction, or by an arbitrator, the Parties agree to the reduction of the scope of the provision as the court or arbitrator shall deem reasonably necessary to make the provision enforceable under the circumstances.
(p)	Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.
(q)	Waiver; Remedies. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.
(r)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank – Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

MDWerks, Inc.

By:	/s/Michael Gelmon
Name:	Michael Gelmon
Title:	President and Chief Executive Officer

Asia Pacific Partners, Inc.

By:	/s/ Brad Stewart
Name:	Brad Stewart
Title:	President and Chief Executive Officer

Acknowledged, agreed and accepted:

Tradition Reserve I LLC

By:	/s/ Kerry E. Cassidy
Name:	Kerry E. Cassidy
Title:	Managing Member

Ronin Equity Partners, Inc.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	President and Chief Executive Officer

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Exhibit C

Form of Escrow Agreement

(Attached)

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of July 21, 2022, is made by and among Lawrence R. Gelber, Attorney at Law (the “Escrow Agent”), Tradition Reserve I LLC, a New York limited liability company (the “Purchaser”), and Ronin Equity Partners, Inc., a Texas corporation (the “Seller”). Each of the Purchaser, the Seller and the Escrow Agent are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, reference is hereby made to that certain Stock Purchase Agreement, dated as of July 21, 2022, by and between the Purchaser, Seller and MDwerks, Inc., a Delaware corporation (the “Contract”);

WHEREAS, pursuant to and in accordance with the Contract, the Purchaser desires to deposit with the Escrow Agent, by wire transfer of immediately available funds to the appropriate account designated on Annex I attached hereto, the sum of $78,000 (“Escrow Funds”), and (iii) Purchaser and Seller desire to deposit with the Escrow Agent the Escrow Fee (as hereafter defined); and

WHEREAS, Escrow Agent agrees to act as escrow agent with respect to the Escrow Funds, which shall be disbursed only in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. The Escrow Funds shall be deposited by Escrow Agent in a non-interest-bearing IOLA or Attorney’s Trust account of Escrow Agent in the State of New York, and held by Escrow Agent in accordance with this Agreement and all applicable laws and the Rules of Professional Conduct applicable to attorneys practicing law in the State of New York.

2. The Escrow Agent is employed hereunder in a ministerial capacity only, and shall act only upon the receipt of joint written instructions duly executed by each of the Purchaser and the Seller, in substantially the form attached hereto as Annex II (“Joint Written Instructions”), and shall not be liable to any other Party for any loss or damage resulting therefrom, except for loss or damage resulting from the bad faith or willful misconduct of the Escrow Agent.

3. Upon receipt of duly executed Joint Written Instructions, the Escrow Agent shall disburse the Escrow Funds as specified therein, to the appropriate account designated on Annex I attached hereto, or such other account as may be designated to the Escrow Agent in writing from time to time in accordance with Section 9. Except upon receipt of duly executed Joint Written Instructions or in accordance with a court order as contemplated by clause (b) of Section 4, below, the Escrow Agent shall not make any disbursements of the Escrow Funds.

4. If there is any dispute among the Purchaser and the Seller as to whether the Escrow Agent shall disburse any Escrow Funds held hereunder, the Escrow Agent may either (a) hold such items until receipt of Joint Written Instructions duly executed by each of the Purchaser and the Seller, or (b) retain counsel and tender or interplead such items into court located in the State of New York in connection with a proceeding to determine the rights and obligations of the Parties.

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5. The Purchaser and the Seller shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any and all claims, liability, loss, cost, and expense (including reasonable attorneys’ fees and court costs) arising from the performance of the Escrow Agent hereunder, except for any such claim, action, or proceeding resulting in a final determination that the Escrow Agent breached its obligations through bad faith or willful misconduct.

6. The Escrow Agent’s entire compensation hereunder shall be $3,000 (three thousand dollars) (the “Escrow Fee”) for each year or part of a year the Escrow Funds remain in escrow hereunder. The term “year” means 12 consecutive months running from the date the Escrow Funds are received. The Escrow Fee shall be paid 50% (fifty percent) by each of the Purchaser and the Seller. By its due execution and delivery of this Agreement, the Escrow Agent confirms receipt of the Escrow Fee.

7. So long as any monies are held or invested in accordance with the instructions of the Purchaser and the Seller, the Escrow Agent shall not be responsible for any loss or delay occasioned by the closure or insolvency of the institution with which any funds are invested, and shall have no liability for lost interest earnings on such funds occasioned by delay in the execution of Joint Written Instructions or by early withdrawal of funds.

8. The Escrow Agent may resign by furnishing written notice of its resignation to the Purchaser and the Seller, and the Purchaser and the Seller may remove the Escrow Agent by furnishing to the Escrow Agent joint notice of its removal. Such resignation or removal, as the case may be, shall be effective 30 calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent as shall be appointed by the Purchaser and the Seller, as evidenced by Joint Written Instructions or in accordance with a court order. If the Purchaser and the Seller have failed to appoint a successor escrow agent prior to the expiration of 30 calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may (a) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Purchaser and the Seller, or (b) interplead the Escrow Funds with a court located in the State of New York, and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding shall be paid by fifty percent (50%) by each of the Purchaser and the Seller.

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9. Notices. Joint Written Instructions may be delivered electronically to the Escrow Agent at GelberLaw@aol.com. All other notices and communications hereunder shall be in writing and shall be deemed given upon (a) delivery either personally or by nationally recognized commercial delivery service, or (b) sent via email or facsimile (receipt confirmed; except in the case of email, an “automatic responder” shall not be deemed confirmation of receipt), if followed by one of the methods in the foregoing clause (a), to the Parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile numbers or email address for a Party as such Party shall specify by like notice):

if to the Purchaser, to:

Tradition Reserve I LLC

Attn: Michael Nordlicht

PO Box 892

107 N Greeley Ave

Chappaqua, NY 10514

Email: michael.nordlicht@gmail.com

with a copy to (which shall not constitute notice):

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

if to the Seller, to:

Ronin Equity Partners, Inc.

Attn: Jacob Cohen

3000 Blackburn Street, Suite #2101

Dallas, Texas 75204

Email: jcohen@roninequity.com

if to the Escrow Agent, to:

Lawrence R. Gelber, Attorney at Law

34 Plaza Street East, Suite 1107

Brooklyn, New York 11238

Facsimile: 718 857 9339

E-mail: GelberLaw@aol.com

10. Miscellaneous.

a.	Regardless of the place of execution or performance, this Agreement and the obligations of each Party shall be interpreted, governed, construed, and enforced in accordance with the laws of the State of New York applicable to contracts executed, delivered and to be fully performed in New York.

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b.	This Agreement and any Joint Written Instructions delivered hereunder may be executed in multiple original counterparts, all of which shall be deemed to be originals and with the same effect as if all Parties had signed the same document. All such counterparts shall be construed together and shall constitute one and the same instrument.

c.	All signatures of the Parties may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party.

d.	Each Party waives the right to a trial by jury in a summary or other action, proceeding or counterclaim arising out of or in any way connected with this Agreement.

e.	References herein to “dollars” or “$” shall refer to United States Dollars.

f.	Except with respect to claims or causes of action having accrued hereunder prior to such date, this Agreement shall terminate automatically upon the disbursement to the Purchaser or the Seller, as the case may be, of all Escrow Funds.

g.	This Agreement sets forth the entire agreement and understanding of the Parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto, including the Contract to the extent in conflict with the terms herein, provided that the Parties acknowledge and agree that the handling and release of the Escrow Funds shall also be governed by the provisions of the Contract.

h.	This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Other than as specifically set forth herein, no Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

i.	This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each Party or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any Party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No Party may assign any rights, duties or obligations hereunder unless all other Parties have given their prior written consent.

j.	If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

k.	This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and no other person or entity has any right, benefit, priority, or interest under or because of the existence of

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Tradition Reserve I LLC

By:	/s/ Kerry E. Cassidy
Name:	Kerry E. Cassidy
Title:	Managing Member

Ronin Equity Partners, Inc.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	President and Chief Executive Officer

LAWRENCE R. GELBER, ATTORNEY AT LAW

By:	/s/ Lawrence R. Gelber
Name:	Lawrence R. Gelber

[Signature Page to Escrow Agreement]

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Annex I

Wire Instructions

Ronin Equity Partners, Inc.:

JP Morgan Chase Bank

4998 Preston Road

Frisco, TX 75034

972.377.5400

For Benefit of:

Ronin Equity Partners, Inc.

3000 Blackburn Street, #2101

Dallas, TX 75204

ABA/Routing: 111 000 614

Account #: 350 308 703

Tradition Reserve I LLC

Escrow Agent:

Account Name:	Lawrence R. Gelber
Attorney-at-Law
IOLA Account

Bank	JPMorgan Chase Bank, N.A.
New York, New York 10017

Account No.	318 53 7906

Annex II

Joint Written Instructions

[Date]

VIA EMAIL

GelberLaw@aol.com

Dear Mr. Gelber:

Reference is hereby made to that certain Escrow Agreement (the “Escrow Agreement”) dated as of July 21, 2022, by and among Lawrence R. Gelber, Attorney at Law (the “Escrow Agent”), Tradition Reserve I LLC, a New York limited liability company (the “Purchaser”), and Ronin Equity Partners, Inc., a Texas corporation (the “Seller”). Capitalized terms in this Joint Written Instruction that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

The Purchaser and the Seller hereby jointly instruct the Escrow Agent to release $[●] from the Escrow Funds, to the [Purchaser/Seller], by wire transfer of immediately available funds to the appropriate account previously designated pursuant to and in accordance with the Escrow Agreement.

Your prompt attention to this matter is greatly appreciated.

Very truly yours,

Tradition Reserve I LLC

By:	/s/ Kerry E. Cassidy
Name:	Kerry E. Cassidy
Title:	Managing Member

Ronin Equity Partners, Inc.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	President and Chief Executive Officer